Morgan, Lewis & Bockius LLP

One Federal Street

Boston, Massachusetts 02110

January 28, 2015

SunAmerica Income Funds

Harborside Financial Center

3200 Plaza 5

Jersey City, NJ 07311-4992

RE:	SunAmerica Strategic Bond Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to SunAmerica Income Funds, a Massachusetts business trust (the “Trust”), on behalf of its series, SunAmerica Strategic Bond Fund (the “Fund”), in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) under Rule 485(b) of the Securities Act of 1933, as amended, on or about January 28, 2015 (the “Amendment”) with respect to the Fund’s Class W shares of beneficial interest, par value $0.01 per share (the “Shares”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of such Amendment.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) a copy of the Trust’s Declaration of Trust, dated April 24, 1986, as filed with the office of the Secretary of the Commonwealth of Massachusetts on April 24, 1986, and each amendment thereto on file with the office of the Secretary of the Commonwealth of Massachusetts (as so amended, the “Declaration”);

(c) a copy of the Trust’s Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, as filed with the Secretary of the Commonwealth of Massachusetts on January 5, 2015 (the “Designation”);

(d) a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration, Designation, By-Laws, and certain resolutions adopted by the Trustees of the Trust at a meeting held on October 1, 2014 (the “Resolutions”); and

(e) a draft received on January 12, 2015 of the Amendment.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Amendment will be in substantially the form of the draft referred to in subparagraph (e) above. We note that the Amendment amends the Trust’s Registration Statement filed pursuant to Rule 485(a) with the Commission on November 26, 2014, and we have assumed for the purposes of

SunAmerica Income Funds

January 28, 2015

this opinion that the Amendment will become effective upon its filing. We have also assumed that the Trust’s Declaration, Designation, By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the due formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in subparagraph (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law which any tribunal may apply to such transaction. In addition, to the extent that the Trust’s Declaration, Designation or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1. The Trust has been duly formed and is existing under the Trust’s Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2. The Shares, when issued and sold in accordance with the Trust’s Declaration, Designation and By-Laws and for the consideration described in the Amendment, will be validly issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Amendment. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP MORGAN, LEWIS & BOCKIUS LLP